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                                                                   EXHIBIT 99.1

                                [ICO LETTERHEAD]


        HOUSTON, TEXAS, June 4, 1997 - ICO, Inc. (NASDAQ-ICOC) announced that it has entered into an agreement to sell $120,000,000 aggregate principal amount of its 10 3/8% Senior Notes due 2007 at 100% of the face amount to eligible purchasers.

        The Notes are being issued and sold in a Rule 144A transaction which is expected to close on June 9, 1997. The Company intends to use net proceeds from the offering to refinance outstanding indebtedness of the Company and its subsidiaries, for capital expenditures and for acquisitions and other general corporate purposes.

        The Notes are not being registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold in the United States or to any U.S. person absent registration under the Act or an applicable exemption from the registration requirements thereof.

        ICO, Inc. serves the global petrochemical, energy and steel industries by providing high technology equipment and services for petrochemical processing and oilfield services.




        The material contains. "Forward-Looking Statements" within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. When words such as "anticipate", "believe", "intend", "expect", "plan" and similar expressions are used, they are intended to identify the statements as forward-looking. Actual results, performance or achievements can differ materially from results suggested by these forward-looking statements.